FIRST AMENDMENT

to

FOREIGN CUSTODY MANAGER AGREEMENT

THIS AMENDMENT made effective as of the 14th day of September, 2010 amends that certain Foreign Custody Manager Agreement, dated as of November 5, 2009, between the Funds listed on Annex I thereto and The Bank of New York Mellon (the “Foreign Custody Manager Agreement”) as herein below provided.

W I T N E S S E T H :

WHEREAS, pursuant to Article VI, Section 4 of the Foreign Custody Manager Agreement, the Funds wish to amend Schedule I to the Foreign Custody Manager Agreement to: (a) add a new Series, Virtus International Equity Fund; and (b) add an effective date for each Series that became subject to the Foreign Custody Manager Agreement, to date.

NOW, THEREFORE, in consideration of the foregoing premise, the parties to the Foreign Custody Manager Agreement hereby agree that the Foreign Custody Manager Agreement is amended as follows:

1. Schedule I to the Foreign Custody Manager Agreement is hereby replaced with Schedule I attached hereto and made a part hereof.

2. Except as herein provided, the Foreign Custody Manager Agreement shall be and remain unmodified and in full force and effect. All initial capitalized terms used but not defined herein shall have such meanings as ascribed thereto in the Foreign Custody Manager Agreement.

3. This Amendment may be executed in any number of counterparts (including executed counterparts delivered and exchanged by facsimile transmission) with the same effect as if all signing parties had originally signed the same document, and all counterparts shall be construed together and shall constitute the same instrument. For all purposes, signatures delivered and exchanged by facsimile transmission shall be binding and effective to the same extent as original signatures.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers.

VIRTUS EQUITY TRUST VIRTUS INSIGHT TRUST VIRTUS INSTITUTIONAL TRUST VIRTUS OPPORTUNITIES TRUST

By:	/s/ W. Patrick Bradley
Name:	W. Patrick Bradley
Title:	Chief Financial Officer and Treasurer

THE BANK OF NEW YORK MELLON

By:	/s/ Peter D. Holland
Name:	Peter D. Holland
Title:	Managing Director

SCHEDULE I

Series Name	Tax Identification	Effective Date (Date Added to Agreement)

Virtus Insight Trust

Virtus Emerging Markets Opportunities Fund	04-3384956	November 5, 2009

Virtus Opportunities Trust

Virtus Foreign Opportunities Fund	33-1070585	November 5, 2009

Virtus Global Infrastructure Fund	51-0529376	November 5, 2009

Virtus Global Opportunities Fund	13-6066130	November 5, 2009

Virtus Global Real Estate Securities Fund	38-3795774	November 5, 2009

Virtus Greater Asia ex Japan Opportunities Fund	38-3795776	November 5, 2009

Virtus Greater European Opportunities Fund	38-3795775	November 5, 2009

Virtus International Equity Fund	32-0315355	September 14, 2010

Virtus International Real Estate Securities Fund	56-2670681	November 5, 2009